BRIGHTSPHERE INVESTMENT GROUP INC.
EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of , 20 (the “Grant Date”) between BrightSphere Investment Group Inc., a Delaware corporation (the “Company”), and (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the BrightSphere Investment Group Inc. Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and
WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:
1.Definitions.
Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.
2.Award of Restricted Stock Units.
The Committee hereby grants to the Participant, on the Grant Date set forth above, Restricted Stock Units.
3.Vesting of Restricted Stock Units.
The Restricted Stock Units will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant is continuously employed by the Company or an Affiliate until the applicable Vesting Date.

Restricted Stock Units Vesting	Vesting Date

4.Forfeiture of Restricted Stock Units.
If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date for any reason, except as described in Section 5, any unvested Restricted Stock Units shall automatically be forfeited, and all of the Participant’s rights to and interest in the Restricted Stock Units shall terminate without payment of consideration.
5.Accelerated Vesting Upon Certain Terminations.

If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date as a result of the Participant’s: (a) death; (b) involuntary termination for disability for which the Participant qualifies for benefits under a long-term disability plan sponsored by the Company or an Affiliate; or (c) involuntary termination without Cause, (i) the Participant’s Restricted Stock Units shall not be forfeited in accordance with Section 4, and all unvested Restricted Stock Units shall become fully vested and nonforfeitable upon such termination of employment; or (ii) where the Participant is subject to a post-termination covenant not to compete with the Company and/or its Affiliates that constitutes a Risk of Forfeiture, then the Participant’s Restricted Stock Units shall not be forfeited in accordance with Section 4 upon such termination of employment, and all the unvested Restricted Stock Units shall become fully vested and nonforfeitable upon the earlier of (A) the applicable Vesting Date; and (B) the expiration of the noncompete period, provided, however, that the Participant complies with the covenant not to compete through to such date.
6.Settlement of Restricted Stock Units.
Within a reasonable period of time following the date on which any Restricted Stock Unit becomes vested in accordance with Section 3 or 5 above, after each Vesting Date (and in any event within the calendar year that includes such date) the Company shall pay and transfer to the Participant that number of shares of Stock equal to the aggregate number of Restricted Stock Units that vested on that date.
7.No Rights as Stockholder Before Settlement; Dividend Equivalents.
Unless and until shares of Stock are issued or transferred by the Company to the Participant in settlement of vested Restricted Stock Units hereunder and are evidenced in book entry form on the records of the Company’s transfer agent in the name of the Participant, Participant shall not be, or have any of the rights or privileges of, a stockholder of the Company. Following vesting of any Restricted Stock Units hereunder, the Participant shall be entitled to receive payments (without interest or other earnings) equivalent to any dividends declared with respect to the shares of Stock underlying such vested Restricted Stock Units, the record dates for which fall on or after the Grant Date and prior to the date on which such shares of Stock are settled upon the Participant, at the time such shares of Stock are issued or transferred to the Participant in accordance with Section 6.
8.Authority of the Committee.
This Agreement and the Restricted Stock Units awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.
9.Withholding.
The Company and its Affiliates shall be entitled to deduct and withhold from any payment of any kind otherwise due to the Participant the amount necessary to satisfy their obligations to withhold, collect or account to any tax authority for any income taxes or social security contributions (including employee’s national insurance contributions) or other taxes and contributions (the “Employment Taxes”) under any and all federal, state, foreign and/or local tax rules or regulations in connection with the Participant’s Award of Restricted Stock Units, the underlying Stock and any dividends payable with respect to the shares of Stock. In addition, the Committee may require the Participant to satisfy such Employment Taxes by any (or a combination) of the following means: (a) cash, check, or wire transfer; or (b) authorizing the Company or an Affiliate to withhold and, if applicable, sell into the market, from the shares otherwise vesting and deliverable to the Participant, the number of shares having a Market Value equal to the amount of the Employment Taxes, as of the date when the liability for Employment Taxes arises. The Participant agrees to indemnify the Company and its Affiliates for any Employment Taxes that may be payable with respect to the full number of shares of Stock vested and issued (including those shares of Stock that are deemed issued). To the extent that any shares of Stock are withheld by the Company or any Affiliate (other than the Participant’s employer) in accordance with this Section 9, the Company or that Affiliate shall pay over to the Participant’s employer sufficient moneys to satisfy the Participant’s liability under such indemnity.
10.Employer National Insurance Contributions.
The Participant hereby agrees that if required by the Company or any of its Affiliates the Participant shall accept liability for any employer’s (Secondary) Class 1 national insurance contributions (“Employer NICs”) which may be payable by the Company or any of its Affiliates in respect of the vesting or settlement of the Participant’s Restricted Stock Units, and that the vesting and settlement of such Restricted Stock Units is conditional on the Participant paying any such amounts. The Participant also agrees that if any additional consents or formal elections are required by the Company or any of its Affiliates to accomplish the above, the Participant will provide them promptly upon request. The Participant further agrees that the Company or any of its Affiliates may collect any Employer NICs payable pursuant to this Section 10 by any method set out in Section 9 above.
11.Plan Terms.
The terms of the Plan are hereby incorporated herein by reference. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
12.No Employment Rights.
By signing this Agreement, the Participant acknowledges that:
(a)    participation in the Plan is voluntary and occasional and does not create any contractual or other right to future participation in the Plan, or benefits in lieu of participation in the Plan, even if participation is or has been offered repeatedly;
(b)    all decisions with respect to future participation in the Plan, if any, will be at the sole discretion of the Committee;
(c)    the Participant’s participation in the Plan shall not create a right to further employment with his or her employer and shall not interfere with the ability of his or her employer to terminate the Participant’s employment relationship at any time;
(d)    the Participant is voluntarily participating in the Plan;
(e)    participation in the Plan is an extraordinary item that does not constitute payment of any kind for service of any kind rendered to the Company or the Participant’s employer, and which is outside the scope of the Participant’s employment contract, if any;
(f)    an Award of Restricted Stock Units acquired pursuant to the Plan is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)    the future value of the Restricted Stock Units is unknown and cannot be predicted with certainty and any Restricted Stock Units acquired pursuant to the Plan may increase or decrease in value; and
(h)    the Participant will have no entitlement to compensation or damages as a result of any loss or diminution in value of the Restricted Stock Units, as a result of the termination of the Participant’s employment by the Company or any of its Affiliates or by the Participant for any reason whatsoever and whether or not in breach of contract, and, by signing this Agreement, the Participant will be deemed irrevocably to have waived any such entitlement as might arise.
13.    Data Protection.
The Participant understands that the Company and its Affiliates hold certain personal information (the “Data”) in connection with the Plan. The Participant further understands that recipients of Data may be located in the European Economic Area or elsewhere. The basis for any processing of Data about the Participant under the EU’s General Data Protection Regulation (2016/679) (or any successor laws) is set out in the Company’s Share Plan Privacy Notice. The Share Plan Privacy Notice also contains details about how the Participant’s Data is processed and the Participant’s rights in relation to the Data. The Participant has a right to review the Share Plan Privacy Notice.
14.    Amendment.
The terms of this Award of Restricted Stock Units as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company. The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.
15.    Governing Law.
This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.
16.     Participant Acknowledgment.
By accepting this Award electronically, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan. The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time, provided that any sale proceeds payable (before the deduction of any related sale or transfer costs or any tax charges) on any sale or transfer of any shares of Stock subject to this Award pursuant to the Company’s Claw-back Policy following the expiry of five years from the Grant Date is at least equal to the market value (for the purposes of Chapter 2, Part 7 of the United Kingdom Income Tax (Earnings and Pensions) Act 2003) of the shares of Stock, and such sale proceeds shall be subject to the Company’s Claw-back Policy. The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the Employment Tax consequences to the Participant that may arise as a result of the transactions contemplated by this Agreement. The Participant acknowledges that he or she has consulted with any tax advisors he or she thinks advisable in connection with the Restricted Stock Units, and is not relying, and will not rely, on the Company or any Affiliate for any tax advice. By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

BRIGHTSPHERE INVESTMENT GROUP INC.

By:
Its:

The Participant acknowledges that, by accepting this Award electronically, he or she accepts this Award and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan document.

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